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                                                   Exhibit 5
                      January 24, 1996


Southern California Edison Company
2244 Walnut Grove Avenue
Rosemead, CA  91770

Ladies and Gentlemen:

     This opinion is rendered in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), of a Registration Statement on Form S-3 (which Registration Statement, pursuant to Rule 429 of the Act, contains a combined prospectus which includes $5,000,000 principal amount of Debt Securities registered pursuant to Registration Statement (File No. 33-59001), as amended, which became effective on December 21, 1995 (the "Registration Statement") registering $1,000,000,000 aggregate principal amount of Debt Securities (the "Debt Securities"), of Southern California Edison Company (the "Company").

     As Assistant General Counsel of the Company, I have general responsibility over the attorneys within the Company's Law Department responsible for rendering legal counsel to the Company regarding corporate, financial, and securities matters. I am generally familiar with the organization, history, and affairs of the Company. I am also familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed offering and sale of the Debt Securities, and I have examined a copy of the Registration Statement. In addition, I have responsibility for supervising lawyers who may have been asked, by me or others, to review legal matters arising in connection with the offering and sale of the Debt Securities. Accordingly, some of the matters referred to herein have not been handled personally by me, but I have been made familiar with the facts and circumstances and the applicable law, and the opinions herein expressed are my own or are opinions of others in which I concur.

     Based upon the foregoing, and subject to (a) the Registration Statement having become effective under the Act,
(b) the continued effectiveness of the appropriate order of the Public Utilities Commission of the State of California authorizing the issuance and sale of the Debt Securities in the manner contemplated in the Registration Statement, and (c) completion of such corporate proceedings as are now contemplated prior to the offering and sale of the Debt Securities, it is my opinion that, when sold as provided in the Registration Statement, the Debt Securities will constitute legally valid and binding obligations of the Company enforceable in accordance with their terms, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws or equitable principles relating to or limiting creditors' rights generally.

     This opinion does not relate to state Blue Sky or securities laws.

     I hereby consent to the reference to me under the caption "Validity of Debt Securities" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                             Very truly yours,




                             KENNETH S. STEWART
                             KENNETH S. STEWART